As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-228990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3
(REGISTRATION NO. 333-228990)

UNDER THE SECURITIES ACT OF 1933

CAPSTAR FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	81-1527911
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

Nicholas J. Chulos

Executive Vice President,

Chief Legal Officer and Corporate Secretary

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(773) 765-7675

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”), filed by Old National Bancorp, an Indiana corporation (“Old National”), successor by merger to CapStar Financial Holdings, Inc., a Tennessee corporation (“CapStar” or the “Registrant”) related to the following Registration Statement on Form S-3 (as amended as of immediately prior to the filing of this Post-Effective Amendment, the “Registration Statement”) of CapStar:

Registration Statement on Form S-3 (No. 333-228990), registering 3,652,094 shares of common stock of CapStar, par value $1.00 per share (“Common Stock”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 21, 2018.

On April 1, 2024, pursuant to the previously announced Agreement and Plan of Merger, dated October 26, 2023 (as amended, the “Merger Agreement”) entered into by CapStar and Old National, CapStar merged with and into Old National (the “Merger”), with Old National surviving the Merger.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Common Stock, other than certain excluded shares, was converted into the right to receive 1.155 shares of common stock of Old National, no par value per share, and cash in lieu of fractional shares.

In connection with the Merger, CapStar has terminated any and all of the offerings of CapStar’s securities pursuant to the Registration Statement. In accordance with the undertakings made by CapStar in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Old National, as successor by merger to CapStar, hereby amends the Registration Statement and removes from registration any and all of the securities of CapStar, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, Old National Bancorp, as the successor by merger to the Registrant, has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on April 1, 2024.

OLD NATIONAL BANCORP As successor by merger to CapStar Financial Holdings, Inc.

By:	/s/ Nicholas J. Chulos
Name:	Nicholas J. Chulos
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.